EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Nine Month Periods Ended August 1, 2003 and July 26, 2002
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	August 1,	July 26,	August 1,	July 26,
	2003	2002	2003	2002

Net Sales	$140,518	$112,423	$402,128	$309,922
Gross Margin	45,706	36,353	124,949	101,134

Income From Continuing Operations	8,444	6,926	20,329	20,779
Loss From Discontinued Operations,
Net of Tax	-	(17,529)	(5,808)	(22,114)

Earnings (Loss) Before Cumulative
Effect of a Change in
Accounting Principle	8,444	(10,603)	14,521	(1,335)
Cumulative Effect of a Change in
Accounting Principle, Net of Tax	-	-	-	(7,574)

Net Earnings (Loss)	$8,444	$(10,603)	$14,521	$(8,909)

Basic

Weighted Average Number of
Shares Outstanding	20,976	20,764	20,857	20,742

Earnings (Loss) Per Share - Basic
Continuing operations	$.40	$.33	$.97	$1.00
Discontinued operations	-	(.84)	(.27)	(1.06)

Earnings (loss) per share before
cumulative effect of a change
in accounting principle	.40	(.51)	.70	(.06)
Cumulative effect of a change in
accounting principle	-	-	-	(.37)

Earnings (loss) per share - basic	$.40	$(.51)	$.70	$(.43)

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ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Nine Month Periods Ended August 1, 2003 and July 26, 2002
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	August 1,	July 26,	August 1,	July 26,
	2003	2002	2003	2002

Diluted

Weighted Average Number of
Shares Outstanding	20,976	20,764	20,857	20,742

Net Shares Assumed to be Issued
for Stock Options	160	322	201	281

Weighted Average Number of Shares
and Equivalent Shares
Outstanding - Diluted	21,136	21,086	21,058	21,023

Earnings (Loss) Per Share - Diluted
Continuing operations	$.40	$.33	$.97	$.99
Discontinued operations	-	(.83)	(.28)	(1.05)

Earnings (loss) per share before
cumulative effect of a change
in accounting principle	.40	(.50)	.69	(.06)
Cumulative effect of a change
in accounting principle	-	-	-	(.36)

Earnings (loss) per share - diluted	$.40	$(.50)	$.69	$(.42)

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